Exhibit 5.2

January 16, 2013

CorpBanca

Rosario Norte 660

Las Condes

Santiago, Chile

Ladies and Gentlemen,

We have acted as Chilean counsel to CorpBanca, a sociedad anónima organized under the laws of the Republic of Chile (the “Bank”), in connection with the preparation and filing of the preliminary prospectus supplement relating to the issuance and sale by the Bank of 10,680,200,612 common shares, including common shares in the form of American Depositary Shares (“ADSs”) evidenced by American Depositary Receipts (“ADRs”), and the issuance and sale by Mr. Fernando Aguad Dagach (the “Selling Shareholder”) of 1,335,032,639 common shares, including common shares in the form of ADSs, dated December 13, 2012 with the Securities and Exchange Commission (the “Commission”) together with the base prospectus supplement dated April 14, 2011 (the “Base Prospectus” and collectively, the “Preliminary Prospectus”), and the final prospectus supplement relating to the common shares dated January 15, 2013 together with the Base Prospectus (the “Final Prospectus” and together with the Preliminary Prospectus, the “Prospectus”).

In rendering the opinions expressed below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, documents, agreements and certificates and other documents, and examined such questions of law, as we have considered necessary or appropriate for the purposes of this opinion letter.

In connection with the opinions expressed below, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies.

Based upon the foregoing, and subject to the further assumptions and qualifications set forth below, we advise you that, in our opinion:

(1) the Bank is a corporation duly organized as a sociedad anónima and validly existing under the laws of the Republic of Chile.

(2) In connection with the issuance, offer and sale of the common shares, (i) when all applicable governmental approvals are obtained and all necessary filings and registrations with any governmental authority, agency or body are effective, (ii) when all necessary corporate and shareholder actions are taken by the Bank and its shareholders, including actions taken by a shareholders’ meeting and the board of directors of the Bank or a combination of such bodies, (iii) when a definitive underwriting, purchase or similar agreement relating to the issuance, offer and sale of the common shares is duly authorized, executed and delivered by all parties thereto, including the Bank, and (iv) when the common shares are sold and delivered to, and fully paid for by, the purchasers at a price specified in, and in accordance with the terms of, such definitive underwriting, purchase or similar agreement, then the common shares will be duly authorized, validly issued, fully paid and non-assessable.

We are lawyers admitted to practice in the Republic of Chile and the foregoing opinion is limited to the laws of the Republic of Chile as in effect on the date hereof.

This opinion letter is being furnished to the Bank in accordance with the requirements of Item 601(b)(5) of Regulation S-K of the Securities Act, and no opinion is expressed herein as to any matter other than as to the legality of the common shares. This opinion letter is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act.

We hereby consent to the filing of this opinion as an exhibit to the Current Report to be incorporated by reference in the Bank’s Registration Statement on Form F-3 (File No. 333-173509) as Exhibit 5.2 thereto, and to the reference to our name under the caption “Legal matters” in the Preliminary Prospectus and the Final Prospectus forming part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Sincerely,

/s/ Barros y Errázuriz Abogados